Exhibit 99.2

Pixelworks, Inc. 2Q 2026 Conference Call
Tuesday, August 11, 2026
Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2026 conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining us on today’s call. With me on the call are Pixelworks’ Chairman and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the second quarter of 2026.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Tuesday, August 11, 2026. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2025, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Please note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss.
With that, I will now turn the call over to Pixelworks’ Chairman and CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone joining us on today’s conference call.
Having completed our strategic transformation of Pixelworks earlier this year, Q2 represented our first full quarter of operations as a pure-play technology licensing company. The entire organization, its resources and our team are now focused on building and scaling our global licensing business centered on our TrueCut Motion platform and visualization enhancement solutions.
As previously conveyed, we expect quarter to quarter revenue to be lumpy in the near-term, as we build our theatrical pipeline and begin to scale the business over time. Although not a significant amount, revenue for the quarter was consistent with our internal expectations. Revenue will be higher in third quarter — but again, it will continue to be lumpy until we achieve increased scale. I also want to re-emphasize that we are now a very lean organization with minimal overhead and a relatively low threshold to reach breakeven. After successfully monetizing our prior semiconductor business and restructuring the remaining company, we are also well capitalized and ended the second quarter with $53 million in cash and zero debt. This is net of Company’s repurchase of common stock, which was the single largest use of cash during the second quarter.
Our overarching strategy is to be an enabler of truly differentiated viewing experiences. Anchored by our industry-leading TrueCut Motion platform and motion grading services, we are also committed to continuing to expand Pixelworks’ core strengths in visualization enhancement solutions and pursuing complementary licensing initiatives.
Our TrueCut Motion platform remains the only commercially validated, scalable, and filmmaker endorsed, end-to-end solution for creating and delivering the premium clarity of high frame rate imaging while preserving the intended cinematic look and feel. When first conceived, TrueCut Motion and the concept of motion grading content were ahead of their time, and well ahead of the industry’s broad acceptance of high frame rate cinematic content and premium format displays. Following steady incremental adoption of high frame rate content by leading filmmakers, coupled with growing consumer demand for differentiated, high-quality cinematic experiences, the broader industry is rapidly moving to embrace and deliver premium large format experiences.

The primary motivation for this shift by studios and exhibitors is straightforward, premium large-format theaters are increasingly capturing a disproportionate share of box-office revenue. As evidence, I want to share a few excerpts of recent public comments made by leading exhibitors and related technology providers. On its most recent earnings call, AMC highlighted that its roughly 750 premium and extra-large format auditoriums — representing only 8% of total screens — generated more than half of gross ticket sales for major releases such as The Odyssey. They also outlined plans to add 100 to 250 additional premium large-format and XL screens over the next two to four years. IMAX delivered record second quarter results driven by exceptional demand for its premium experience, with the company citing ‘The Odyssey’ as contributing to the highest global opening weekend in the company’s history. Additionally, Dolby continues to expand its premium Dolby Cinema footprint and has reported strong year-over-year growth in domestic box-office from the format. So far in 2026, premium formats account for almost 20% of total domestic box office from approximately 4% of total screens.
As further evidence, I would point to Disney’s launch of its Infinity Vision certification program for premium large-format theaters. Developed in collaboration with a group of exhibition partners, Infinity Vision is designed to help audiences identify auditoriums that meet rigorous technical standards for the biggest screens, laser projection for superior brightness and clarity, and premium immersive audio. This further validates the entire industry’s growing emphasis on premium large-format experiences and the higher-margin revenue that they generate.
With our TrueCut Motion platform, we are uniquely positioned to help filmmakers, studios and exhibitors deliver authentic, high-fidelity motion across these premium large format venues. In support of driving adoption, we are focused on continued expansion of the TrueCut Motion ecosystem of premium large-format exhibitors and a growing pipeline of high-quality motion graded content. During the second quarter, we secured Kinepolis Group’s endorsement and preferred exhibition of TrueCut Motion-enhanced versions of theatrical titles on Kinepolis’ Laser Ultra large-format screens across Europe and North America. We also formally announced a partnership with CINITY, expanding the TrueCut Motion ecosystem and prioritizing advanced TrueCut Motion grading technology in CINITY’s premium large-format theaters. Notably, CINITY is both a pure-play operator of premium large format theaters, while also specializing in the development and deployment of advanced PLF projection and LED systems — integrating 4K, high frame rate, high brightness, HDR, wide color gamut, and immersive audio — into venues operated by exhibitors across China and increasingly internationally. CINITY’s decision to prioritize TrueCut Motion-enhanced content across its growing network represents a strong validation of our platform’s ability to deliver a more immersive experience in their advanced premium large-format environments.
These announcements build on our previously disclosed collaborative relationships with Marcus Theatres, ODEON Cinemas Group and Vue — strengthening our network of leading exhibitors committed to bringing TrueCut Motion to premium screens spanning key international markets.
In terms of content, we have a solid and growing pipeline of TrueCut Motion-enhanced titles, including work currently underway on multiple projects in support of targeted releases over the coming months and through early part of next year. As in the past, we will announce our involvement with individual titles as they are released.
In summary, I want to reiterate that we are now operating as a fully repositioned and well capitalized global technology licensing company — one that is nimble, scalable and asset-light. Our stated objective for 2026 has consistently been to build-out a theatrical exhibitor ecosystem and expand the availability of premium TrueCut Motion content. To-date, we have made significant headway on expanding our network of premium exhibitors. We also remain on track to grow the slate of TrueCut Motion-enhanced content with multiple titles planned for future release. We expect to demonstrate further momentum in the second half of the year, and over time we anticipate successful theatrical adoption to drive increasing pull from studios and unlock growing home-entertainment and device opportunities.
Speaking of device opportunities. I do have one more important update to share. We recently secured a new agreement with a large device manufacturer. Over the past six months, they completed an extensive evaluation of TrueCut Motion, our motion grading technology and existing TrueCut Motion titles. This led to the signing of a multi-year device certification agreement, which will result in certification of a family of devices. Additionally, they will also help us to bring new motion graded content to their platform. We are not ready to name them yet, as we are currently targeting an announcement in conjunction with this partner’s product plans for later this year.
This partner represents our first major device licensee, and we are excited to be ahead of our planned timeline with respect to our device licensing program. In addition, this partnership will result in accelerating the pipeline of immersive TrueCut Motion graded content.
With that, I’ll turn the call to Haley to provide some additional financial details on the quarter.

Haley Aman
Thank you, Todd.
As reported in our press release today, revenue for the second quarter of 2026 was approximately $64,000, bringing first six months total revenue to $510,000. For context, full year 2025 revenue from TrueCut Motion and related motion grading services was approximately $690,000.
Gross profit margin for the second quarter was 60.9%, compared with 56.7% in the previous quarter.
Total GAAP operating expenses for the second quarter were $3.4 million, compared with $5.2 million in the first quarter of 2026. The $1.8 million sequential decrease reflects the completion of our restructuring plan and streamlining actions taken in the first quarter.
Turning to the balance sheet. The Company ended the second quarter with cash and cash equivalents of approximately $53 million. The sequential net change in the cash balance from the prior quarter was primarily comprised of approximately $1.7 million used from operations and approximately $3.2 million used to repurchase shares of Pixelworks common stock during the second quarter.
We remain committed to maintaining a strong balance sheet, and we continue to believe the existing cash and cash equivalents balance provides ample runway and flexibility to execute our strategy of building a pure-play, technology licensing business.
Finally, although we are not providing formal quarterly guidance, we do expect revenue to increase sequentially in the third quarter based on currently booked business, including licensing and related motion grading services. That said, I would also like to reiterate our previously provided high-level operating model. Consistent with our second quarter results, we expect to maintain cash operating expenses of less than $2.5 million per quarter through the remainder of 2026. Additionally, based on the Company’s existing cash balance and the current interest rate environment, we expect to generate interest income of $400,000 to $500,000 quarterly.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.